Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

March 9, 2020

First Horizon National Corporation,

165 Madison Avenue,
Memphis, Tennessee 38103

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of First Horizon National Corporation, a Tennessee corporation (“First Horizon”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between First Horizon and IBERIABANK Corporation, a Louisiana corporation (“IBKC”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of IBKC common stock and IBKC preferred stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP